Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
JULY 26, 2023	CONTACT SHAREHOLDER SERVICES
(219) 853-7575

FINWARD BANCORP

ANNOUNCES EARNINGS FOR THE SIX AND THREE MONTHS ENDED

JUNE 30, 2023

Munster, Indiana - Finward Bancorp (Nasdaq: FNWD) (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), today announced that net income available to common stockholders was $4.7 million, or $1.09 per diluted share, for the six months ended June 30, 2023, as compared to $6.6 million, or $1.59 per diluted share, for the corresponding prior year period. For the three months ended June 30, 2023, the Bancorp’s net income totaled $2.4 million, or $0.57 per diluted share, as compared to $4.4 million, or $1.04 per share, for the three months ending June 30, 2022. Selected performance metrics are as follows for the periods presented:

Performance Ratios	Quarter ended,					Six months ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2023	2023	2022	2022	2022	2023	2022
Return on equity	7.05%	6.42%	12.96%	13.65%	12.45%	6.74%	8.40%
Return on assets	0.46%	0.43%	0.78%	0.88%	0.85%	0.45%	0.65%
Noninterest income / average assets	0.57%	0.50%	0.56%	0.51%	0.56%	0.54%	0.60%
Noninterest expense / average assets	2.66%	2.75%	3.07%	2.90%	2.91%	2.71%	3.11%
Efficiency ratio	82.11%	82.35%	79.63%	74.54%	75.15%	82.23%	80.89%

“Business conditions have stabilized significantly over the second quarter, for both Peoples Bank and the industry more broadly. The Bank’s deposits were largely stable, although we did see continued movement of customers’ deposits from lower-cost to higher-cost deposit accounts. We have maintained a defensive liquidity position, and in this environment it is possible to generate some marginal income while we maintain our cash position. With that in mind, like many banks, we are focused on serving our core customers and communities with our capital and liquidity, and loan yields are starting to show some momentum,” said Benjamin Bochnowski, Chairman and CEO. “Our team has remained disciplined with operating expenses and we are serving our customers more efficiently and effectively. We anticipate that we could be at the top of the rate cycle for some time, and with that in mind, we are also highly focused on credit quality. We have been selective and diligent in our underwriting while we have reduced our number of non-performing loans.”

Highlights of the year-to-date period include:

●

Net interest margin: The net interest margin for the six months ended June 30, 2023, was 2.98%, compared to 3.50% for the six months ended June 30, 2022. The tax-adjusted net interest margin (a non-GAAP measure) for the six months ended June 30, 2023, was 3.13%, compared to 3.70% for the six months ended June 30, 2022. The decreased net interest margin is primarily the result of the increase in short-term interest rates relative to long-term interest rates as part of the Federal Reserve’s response to high inflation. We anticipate the compression seen in the first six months of the year could continue, unless target rates decrease, and our interest-bearing liabilities are able to be repriced at those lower rates. See Table 1 at the end of this press release for a reconciliation of the tax-adjusted net interest margin to the GAAP net interest margin.

●

Funding: On June 30, 2023, deposits totaled $1.80 billion, compared to $1.78 billion on December 31, 2022, an increase of $20.1 million or 1.1%. As of June 30, 2023, core deposits totaled $1.3 billion, compared to $1.4 billion on December 31, 2022, a decrease of $121.5 million or 8.6%. Core deposits include checking, savings, and money market accounts and represented 71.9% of the Bancorp’s total deposits at June 30, 2023. Through the first six months of 2023, balances for checking and savings accounts decreased, as balances migrated into higher yielding accounts. On June 30, 2023, balances for certificates of deposit totaled $504.7 million, compared to $363.1 million on December 31, 2022, an increase of $141.6 million or 39.0%. The decrease in core deposits and increase in certificate of deposit balances is related to customer preferences for higher yielding deposits, along with efforts by the Bank to manage future deposit costs. In addition, on June 30, 2023, borrowings and repurchase agreements totaled $196.4 million, compared to $135.5 million at December 31, 2022, an increase of $60.9 million or 44.9%. The increase in short-term borrowings was the result of cyclical inflows and outflows of interest-earning assets and interest-bearing liabilities. As of June 30, 2023, 71% of our deposits are fully FDIC insured, and another 9% are further backed by the Indiana Public Deposit Insurance Fund. The Bancorp’s liquidity position remains strong with solid core deposit customer relationships, excess cash, debt securities, and access to diversified borrowing sources. The Bancorp has available liquidity of $693 million including borrowing capacity from the FHLB and Federal Reserve facilities.

●

Unrealized losses on the securities portfolio: Accumulated other comprehensive losses were $60.2 million as of June 30, 2023, compared to $64.3 million on December 31, 2022, a decrease of $4.1 million or 6.4%. The yield on the securities portfolio improved on a year-to-date basis to 2.38% for the six months ended June 30, 2023, up from 2.12% for the six months ended June 30, 2022. The effective duration of the securities portfolio was 6.6 years as of June 30, 2023. Management continues to actively manage the securities portfolio and does not currently anticipate the need to realize losses from sales in the securities portfolio, as losses are currently driven by the interest rate environment and management expects such losses to be fully recoverable. Further, it remains unlikely the Bancorp will be required to sell the investments in the portfolio before recovery of their amortized cost basis, which may be at maturity.

●

Gain on sale of loans: Lack of existing housing inventory and increases in mortgage rates have slowed the sale of fixed rate mortgage loans into the secondary market. As a result, gains from the sale of loans for the six months ended June 30, 2023, totaled $537 thousand, down from $898 thousand for the six months ended June 30, 2022. During the six months ended June 30, 2023, the Bank originated $19.3 million in new fixed rate mortgage loans for sale, compared to $29.2 million during the six months ended June 30, 2022. During the six months ended June 30, 2023, the Bank originated $17.4 million in new mortgage loans retained in its portfolio, compared to $50.0 million during the six months ended June 30, 2022. Total mortgage originations for the three month period ending June 30, 2023, totaled $22.7 million, an increase of $8.7 million from the three month period ending March 31, 2023’s total of $14.0 million. This increase was primarily driven by seasonal demand for mortgages peaking in the spring and summer months. These retained loans are primarily construction loans and adjustable-rate loans with a fixed-rate period of 7 years or less, and the Bank continues to sell longer-duration fixed rate mortgages into the secondary market.

●

Commercial lending: The Bank’s aggregate loan portfolio totaled $1.53 billion on June 30, 2023, compared to $1.51 billion on December 31, 2022, an increase of $20.5 million or 1.4%. The increase is the result of organic loan portfolio growth. During the six months ended June 30, 2023, the Bank originated $136.9 million in new commercial loans, compared to $196.9 million during the six months ended June 30, 2022. The loan portfolio represents 76.6% of earning assets and is comprised of 62.7% commercial related credits. At June 30, 2023, the Bancorp’s held loan balances in commercial real estate owner occupied properties of $215.4 million or 14.1% of total loan balances and commercial real estate non-owner occupied properties of $286.4 million of 18.7% of total loan balances. Of the $286.4 million in commercial real estate non-owner occupied properties balances, loans collateralized by office build represented $39.7 million or 2.5% of total loan balances.

●

Asset quality: At June 30, 2023, non-performing loans totaled $12.3 million, compared to $18.4 million at December 31, 2022, a decrease of $6.1 million or 32.9%. The Bank’s ratio of non-performing loans to total loans was 0.80% at June 30, 2023, compared to 1.21% at December 31, 2022. The Bank’s ratio of non-performing assets to total assets was 0.62% at June 30, 2023, compared to 0.94% at December 31, 2022. The decrease in non-performing loans is primarily the result of management’s strategic non-performing asset management which includes proactive relationship management and note sales. At June 30, 2023, the allowance for credit losses (ACL) totaled $19.5 million and is considered adequate by management. For the quarter ended June 30, 2023, charge-offs, net of recoveries, totaled $579 thousand. The allowance for credit losses as a percentage of total loans was 1.27% at June 30, 2023, and the allowance for credit losses as a percentage of non-performing loans, or coverage ratio, was 158.3% at June 30, 2023. On January 1, 2023, the Bancorp adopted ASU No. 2016-13 resulting in an implementation entry of $8.3 million, increasing the ACL by $5.2 million and unfunded commitment liability of $3.1 million, and also resulting in retained earnings decreasing $6.1 million and generating a deferred tax asset of $2.2 million. The majority of the implementation entry is related to including acquired loan portfolios in the model and the addition of using economic forecasts in estimating future losses. In addition, $1.0 million of non-accretable credit loan discounts on purchase credit impaired loans now classified as purchase credit deteriorated were reallocated to the ACL.

●

Optimizing the banking center footprint: During the six months ended June 30, 2023, the Bank sold two banking centers held for sale, resulting in a gain of $276 thousand for the period. Each banking center closure and sale is expected to result in approximately $250 thousand in operational expense reduction, excluding personnel expenses. The Bank’s remaining 26 locations are being analyzed for footprint optimization opportunities, with additional locations showing the potential for reducing operating overhead over the next 12 months. These efforts are reducing fixed costs and allowing for redeployment of a portion of occupancy expenses into building a digital-forward foundation to better meet the needs of the customers and communities the Bancorp serves.

●	Personnel: Management continues to look for efficiency in personnel and has netted a reduction of 21 full time equivalents, or 7%, through the six months ended June 30, 2023.
●

Capital Adequacy: As of June 30, 2023, the Bank’s tier 1 capital to adjusted average assets ratio totaled 7.6%, which is within all regulatory capital requirements, and continues to be considered well capitalized. The Bancorp’s tangible book value per share was $25.64 at June 30, 2023, up from $25.41 as of December 31, 2022 (a non-GAAP measure). Tangible common equity to total assets was 5.11% at June 30, 2023, down from 5.27% as of December 31, 2022 (a non-GAAP measure). The decrease is due to increased average assets compared to year-ended December 31, 2022. Excluding accumulated other comprehensive losses, tangible book value per share decreased to $39.62 as of June 30, 2023, from $40.36 as of December 31, 2022 (a non-GAAP measure). The decrease is related to a reduction of retained earnings of $6.1 million due to the impact of the adoption of ASU No. 2016-13 and the payment of dividends of $2.7 million. See Table 1 at the end of this press release for a reconciliation of the tangible book value per share, tangible book value per share adjusted for accumulated other losses, tangible capital as a percentage of tangible assets, and tangible capital as a percentage of tangible assets adjusted for accumulated other comprehensive losses to the related GAAP ratios.

Disclosures Regarding Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. In this press release the Bancorp also is providing certain financial measures that are identified as non-GAAP. The Bancorp’s management believes that the non-GAAP information, which consists of tangible common equity, tangible common equity adjusted for accumulated other losses, tangible book value per share, tangible book value per share adjusted for accumulated other losses, tangible common equity/total assets, adjusted net interest margin, and efficiency ratio, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Bancorp believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to Table 1 – Reconciliation of Non-GAAP Financial Measures at the end of this document for a reconciliation of the non-GAAP measures identified herein and their most comparable GAAP measures.

About Finward Bancorp

Finward Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 26 locations in Lake and Porter Counties in Northwest Indiana and Chicagoland. Finward Bancorp’s common stock is quoted on The NASDAQ Stock Market, LLC under the symbol FNWD. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of the Bancorp. For these statements, the Bancorp claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about the Bancorp, including the information in the filings the Bancorp makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: difficulties and delays in integrating the Bancorp’s and Royal’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; further deterioration in the market value of securities held in the Bancorp’s investment securities portfolio, whether as a result of macroeconomic factors or otherwise; customer acceptance of the Bancorp’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Bancorp’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning matters attributable to the Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, The Bancorp does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

Finward Bancorp
Quarterly Financial Report

Performance Ratios	Quarter ended,					Six months ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2023	2023	2022	2022	2022	2023	2022
Return on equity	7.05%	6.42%	12.96%	13.65%	12.45%	6.74%	8.40%
Return on assets	0.46%	0.43%	0.78%	0.88%	0.85%	0.45%	0.65%
Yield on loans	4.91%	4.67%	4.66%	4.34%	4.18%	4.79%	4.17%
Yield on security investments	2.36%	2.39%	2.44%	2.30%	2.23%	2.38%	2.12%
Total yield on earning assets	4.43%	4.22%	4.21%	3.88%	3.68%	4.33%	3.59%
Cost of deposits	1.36%	0.92%	0.45%	0.19%	0.08%	1.14%	0.08%
Cost of repurchase agreements	3.78%	2.65%	2.06%	0.98%	0.46%	3.39%	0.40%
Cost of borrowed funds	4.53%	4.74%	5.19%	2.52%	1.10%	4.64%	0.83%
Total cost of funds	1.57%	1.15%	0.65%	0.22%	0.09%	1.36%	0.09%
Noninterest income / average assets	0.57%	0.50%	0.56%	0.51%	0.56%	0.54%	0.60%
Noninterest expense / average assets	2.66%	2.75%	3.07%	2.90%	2.91%	2.71%	3.11%
Net noninterest margin / average assets	-2.09%	-2.25%	-2.52%	-2.39%	-2.36%	-2.17%	-2.51%
Efficiency ratio	82.11%	82.35%	79.63%	74.54%	75.15%	82.23%	80.89%
Effective tax rate	3.86%	12.53%	1.12%	11.14%	11.70%	8.22%	11.60%

Non-performing assets to total assets	0.62%	1.02%	0.94%	0.58%	0.53%	0.62%	0.53%
Non-performing loans to total loans	0.80%	1.34%	1.21%	0.73%	0.68%	0.80%	0.68%
Allowance for credit losses to non-performing loans	158.26%	96.15%	70.18%	122.64%	133.78%	158.26%	133.78%
Allowance for credit losses to loans outstanding	1.27%	1.29%	0.85%	0.89%	0.91%	1.27%	0.91%
Foreclosed real estate to total assets	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Basic earnings per share	$0.57	$0.52	$0.93	$1.07	$1.04	$1.09	$1.60
Diluted earnings per share	$0.57	$0.51	$0.93	$1.07	$1.04	$1.09	$1.59
Net worth / total assets	6.33%	6.66%	6.59%	5.75%	6.50%	6.33%	6.50%
Book value per share	$31.77	$32.47	$31.73	$27.46	$31.80	$31.77	$31.80
Closing stock price	$22.00	$29.10	$36.20	$34.01	$37.49	$22.00	$37.49
Price per earnings per share	$9.59	$14.10	$9.70	$7.92	$8.97	$10.10	$11.73
Dividend declared per common share	$0.31	$0.31	$0.31	$0.31	$0.31	$0.62	$0.62

Non-GAAP Performance Ratios	Quarter ended,					Six months ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2023	2023	2022	2022	2022	2023	2022
Net interest margin - tax equivalent	3.03%	3.23%	3.73%	3.84%	3.78%	3.13%	3.63%
Tangible book value per diluted share	$25.64	$26.24	$25.41	$20.99	$25.24	$25.64	$25.24
Tangible book value per diluted share adjusted for AOCI	$39.62	$39.23	$40.36	$39.57	$38.69	$39.62	$38.69
Tangible common equity to total assets	5.11%	5.38%	5.27%	4.39%	5.16%	5.11%	5.16%
Tangible common equity to total assets adjusted for AOCI	7.89%	8.05%	8.38%	8.28%	7.91%	7.89%	7.91%

Quarter Ended
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	June 30, 2023	June 30, 2022
Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$44,916	$582	5.18	$25,679	$45	0.70
Federal funds sold	1,709	19	4.45	1,388	2	0.58
Certificates of deposit in other financial institutions	1,078	15	5.57	1,625	3	0.74
Securities available-for-sale	373,280	2,206	2.36	438,309	2,449	2.23
Loans receivable*	1,523,244	18,694	4.91	1,457,625	15,221	4.18
Federal Home Loan Bank stock	6,547	97	5.93	3,038	20	2.63
Total interest earning assets	1,950,774	$21,613	4.43	1,927,664	$17,740	3.68
Cash and non-interest bearing deposits in other financial institutions	21,195	21,435
Allowance for credit losses	(19,943)	(13,399)
Other noninterest bearing assets	152,623	149,339
Total assets	$2,104,649	$2,085,039

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,799,915	$6,105	1.36	$1,884,712	$389	0.08
Repurchase agreements	34,909	330	3.78	22,618	26	0.46
Borrowed funds	100,556	1,139	4.53	9,851	27	1.10
Total interest bearing liabilities	1,935,380	$7,574	1.57	1,917,181	$442	0.09
Other noninterest bearing liabilities	31,001	25,443
Total liabilities	1,966,381	1,942,624
Total stockholders' equity	138,268	142,415
Total liabilities and stockholders' equity	$2,104,649	$2,085,039

Return on average assets	0.46%	0.85%
Return on average equity	7.05%	12.45%
Net interest margin (average earning assets)	2.88%	3.59%
Net interest margin (average earning assets) - tax equivalent	3.03%	3.78%
Net interest spread	2.87%	3.59%
Net interest margin**	2.88%	3.59%
Ratio of interest-earning assets to interest-bearing liabilities	1.01	x	1.01	x

Year-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	June 30, 2023	June 30, 2022
Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$30,140	$765	5.08	$24,032	$53	0.44
Federal funds sold	1,275	27	4.24	4,683	2	0.09
Certificates of deposit in other financial institutions	1,762	31	3.52	1,674	6	0.72
Securities available-for-sale	373,413	4,440	2.38	474,016	5,024	2.12
Loans receivable*	1,516,689	36,320	4.79	1,366,900	28,507	4.17
Federal Home Loan Bank stock	6,547	166	5.07	3,530	42	2.38
Total interest earning assets	1,929,826	$41,749	4.33	1,874,835	$33,634	3.59
Cash and non-interest bearing deposits in other financial institutions	18,523	20,821
Allowance for loan losses	(16,569)	(13,383)
Other noninterest bearing assets	154,227	138,343
Total assets	$2,086,007	$2,020,616

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,788,925	$10,192	1.14	$1,813,254	$726	0.08
Repurchase agreements	26,635	451	3.39	21,013	42	0.40
Borrowed funds	103,465	2,399	4.64	7,982	33	0.83
Total interest bearing liabilities	1,919,025	13,042	1.36	1,842,249	$801	0.09
Other noninterest bearing liabilities	28,066	22,029
Total liabilities	1,947,091	1,864,278
Total stockholders' equity	138,916	156,338
Total liabilities and stockholders' equity	$2,086,007	$2,020,616

Return on average assets	0.45%	0.65%
Return on average equity	6.74%	8.40%
Net interest margin (average earning assets)	2.98%	3.50%
Net interest margin (average earning assets) - tax equivalent	3.13%	3.70%
Net interest spread	2.97%	3.50%
Net interest margin**	2.98%	3.50%
Ratio of interest-earning assets to interest-bearing liabilities	1.01	x	1.02	x

Finward Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Total assets	$2,161,218	$2,098,592	$2,070,339	$2,052,986	$2,101,485
Cash & cash equivalents	115,673	54,781	31,282	38,296	79,302
Certificates of deposit in other financial institutions	-	2,452	2,456	2,214	1,482
Securities - available for sale	368,136	377,901	370,896	359,035	400,466

Loans receivable:
Commercial real estate	$501,759	$484,564	$486,431	$452,852	$420,735
Residential real estate	480,791	476,899	484,595	471,565	459,151
Commercial business	95,796	100,652	93,278	95,372	103,649
Construction and land development	123,655	116,308	108,926	134,301	153,422
Multifamily	240,647	252,633	251,014	258,377	248,495
Home equity	43,153	39,877	38,978	37,578	35,672
Manufactured homes	32,669	34,027	34,882	35,866	37,693
Government	10,646	10,646	9,549	9,649	8,081
Consumer	667	723	918	827	1,673
Total loans	$1,529,783	$1,516,329	$1,508,571	$1,496,387	$1,468,571

Deposits:
Core deposits:
Noninterest bearing checking	$315,671	$330,057	$359,092	$386,137	$370,567
Interest bearing checking	350,931	363,237	396,285	422,559	384,689
Savings	339,434	365,176	402,365	427,505	436,203
Money market	284,406	276,236	254,157	269,110	327,360
Total core deposits	1,290,442	1,334,706	1,411,899	1,505,311	1,518,819
Certificates of deposit	504,705	471,404	363,118	327,653	398,396
Total deposits	$1,795,147	$1,806,110	$1,775,017	$1,832,964	$1,917,215

Borrowings and repurchase agreements	$196,402	$128,423	$135,503	$78,140	$24,536
Stockholder's equity	136,750	139,736	136,393	118,023	136,654

Finward Bancorp
Quarterly Financial Report

Consolidated Statements of Income	Quarter ended,					Six Months Ended,
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2023	2023	2022	2022	2022	2023	2022
Interest income:
Loans	$18,694	$17,626	$17,504	$16,122	$15,221	$36,320	$28,507
Securities & short-term investments	2,919	2,510	2,358	2,417	2,519	5,429	5,127
Total interest income	21,613	20,136	19,862	18,539	17,740	41,749	33,634
Interest expense:
Deposits	6,105	4,087	2,007	871	389	10,192	726
Borrowings	1,469	1,381	1,046	161	53	2,850	75
Total interest expense	7,574	5,468	3,053	1,032	442	13,042	801
Net interest income	14,039	14,668	16,809	17,507	17,298	28,707	32,833
Provision for credit losses	514	488	-	-	-	1,002	-
Net interest income after provision for credit losses	13,525	14,180	16,809	17,507	17,298	27,705	32,833
Noninterest income:
Fees and service charges	1,832	1,311	1,823	1,570	1,560	3,143	2,864
Wealth management operations	626	614	523	407	588	1,240	1,183
Gain on sale of loans held-for-sale, net	274	263	126	344	291	537	898
Increase in cash value of bank owned life insurance	201	179	182	183	193	380	445
(Loss) gain on sale of foreclosed real estate, net	(15)	-	16	-	-	(15)	-
(Loss) gain on sale of securities, net	(48)	-	-	23	258	(48)	639
Other	136	241	169	103	6	377	11
Total noninterest income	3,006	2,608	2,839	2,630	2,896	5,614	6,040
Noninterest expense:
Compensation and benefits	7,098	7,538	6,587	7,498	7,538	14,636	14,905
Occupancy and equipment	1,636	1,690	1,752	1,804	1,729	3,326	3,229
Data processing	1,407	973	1,238	1,212	1,246	2,380	4,300
Federal deposit insurance premiums	572	465	279	350	380	1,037	599
Marketing	159	255	284	587	385	414	1,036
Impairment charge on assets held for sale	-	-	1,232	-	-	-	-
Net loss recognized on sale of premises and equipment	-	-	49	254	-	-	-
Other	3,123	3,306	4,224	3,305	3,898	6,429	7,376
Total noninterest expense	13,995	14,227	15,645	15,010	15,176	28,222	31,445
Income before income taxes	2,536	2,561	4,003	5,127	5,018	5,097	7,428
Income tax expenses	98	321	45	571	587	419	862
Net income	$2,438	$2,240	$3,958	$4,556	$4,431	$4,678	$6,566

Finward Bancorp
Quarterly Financial Report

Asset Quality	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Nonaccruing loans	$12,071	$19,473	$18,128	$8,943	$8,813
Accruing loans delinquent more than 90 days	255	878	248	1,982	1,208
Securities in non-accrual	1,075	1,017	1,048	1,027	1,030
Foreclosed real estate	61	60	-	-	-
Total nonperforming assets	$13,462	$21,428	$19,424	$11,952	$11,051

Allowance for credit losses (ACL):
ACL specific allowances for impaired loans	$717	$1,075	$338	$749	$731
ACL general allowances for loan portfolio	18,790	18,493	12,559	12,649	12,675
Total ACL	$19,507	$19,568	$12,897	$13,398	$13,406

	(Unaudited)
	June 30,	Required
	2023	To Be Well
	Actual Ratio	Capitalized
Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	10.0%	6.5%
Tier 1 capital to risk-weighted assets	10.0%	8.0%
Total capital to risk-weighted assets	11.0%	10.0%
Tier 1 capital to adjusted average assets	7.6%	5.0%

Table 1 - Reconciliation of the Non-GAAP Performance Measures

	(Dollars in thousands)	Three Months Ended,					Six Months Ended
	(unaudited)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	June 30, 2023	June 30, 2022
	Calculation of tangible common equity
	Total stockholder's equity	$136,750	$139,736	$136,393	$118,023	$136,654	$136,750	$136,654
	Goodwill	(22,395)	(22,395)	(22,395)	(22,615)	(22,615)	(22,395)	(22,615)
	Other intangibles	(4,015)	(4,402)	(4,794)	(5,188)	(5,588)	(4,015)	(5,588)
(A)	Tangible common equity	$110,340	$112,939	$109,204	$90,220	$108,451	$110,340	$108,451

	Calculation of tangible common equity adjusted for accumulated other comprehensive loss (income)
(A)	Tangible common equity	$110,340	$112,939	$109,204	$90,220	$108,451	$110,340	$108,451
	Accumulated other comprehensive loss (income)	60,185	55,895	64,300	79,839	57,781	60,185	57,781
(B)	Tangible common equity adjusted for accumulated other comprehensive loss (income)	$170,525	$168,834	$173,504	$170,059	$166,232	$170,525	$166,232

	Calculation of tangible book value per share
(A)	Tangible common equity	$110,340	$112,939	$109,204	$90,220	$108,451	$110,340	$108,451
	Shares outstanding	4,303,766	4,304,026	4,298,401	4,297,900	4,296,949	4,303,766	4,296,949
	Tangible book value per diluted share	$25.64	$26.24	$25.41	$20.99	$25.24	$25.64	$25.24

	Calculation of tangible book value per diluted share adjusted for accumulated other comprehensive loss (income)
(B)	Tangible common equity adjusted for accumulated other comprehensive loss (income)	$170,525	$168,834	$173,504	$170,059	$166,232	$170,525	$166,232
	Diluted average common shares outstanding	4,303,766	4,304,026	4,298,401	4,297,900	4,296,949	4,303,766	4,296,949
	Tangible book value per diluted share adjusted for accumulated other comprehensive loss (income)	$39.62	$39.23	$40.36	$39.57	$38.69	$39.62	$38.69

	Calculation of tangible common equity to total assets
(A)	Tangible common equity	$110,340	$112,939	$109,204	$90,220	$108,451	$110,340	$108,451
	Total assets	2,161,218	2,098,592	2,070,339	2,052,986	2,101,485	2,134,808	2,101,485
	Tangible common equity to total assets	5.11%	5.38%	5.27%	4.39%	5.16%	5.17%	5.16%
	Calculation of tangible common equity to total assets
(B)	Tangible common equity adjusted for accumulated other comprehensive loss (income)	$170,525	$168,834	$173,504	$170,059	$166,232	$170,525	$166,232
	Total assets	2,161,218	2,098,592	2,070,339	2,052,986	2,101,485	2,161,218	2,101,485
	Tangible common equity to total assets adjusted for accumulated other comprehensive loss (income)	7.89%	8.05%	8.38%	8.28%	7.91%	7.89%	7.91%

	Calculation of tax adjusted net interest margin
	Net interest income	$14,039	$14,668	$16,809	$17,507	$17,298	$28,707	$32,833
	Tax adjusted interest on securities and loans	748	756	791	817	930	1,504	1,896
	Adjusted net interest income	14,787	15,424	17,600	18,324	18,228	30,211	34,729
	Total average earning assets	1,950,774	1,908,647	1,886,596	1,910,722	1,927,664	1,929,826	1,874,835
	Tax adjusted net interest margin	3.03%	3.23%	3.73%	3.84%	3.78%	3.13%	3.70%

	Efficiency ratio
	Total non-interest expense	$13,995	$14,227	$15,645	$15,010	$15,176	$28,222	$31,445
	Total revenue	17,045	17,276	19,648	20,137	20,194	34,321	38,873
	Efficiency ratio	82.11%	82.35%	79.63%	74.54%	75.15%	82.23%	80.89%